Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2011 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.521592 per unit, payable on December 28, 2011, to unitholders of record on November 30, 2011. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at

http://www.marps-marinepetroleumtrust.com/.

This distribution of $0.521592 per unit is lower than the $0.540043 per unit distributed last quarter. As compared to the previous quarter, the price of oil and natural gas increased, while the volume of oil and natural gas produced decreased. This distribution is higher than the $0.344300 per unit distributed in the comparable quarter in 2010. As compared to the comparable quarter in 2010, the price of oil and natural gas and the volume of oil produced and included in the current distribution has shown an increase, while the volume of natural gas produced and included in the current distribution has shown a decrease.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

*        *        *

Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.800.985.0794